EXHIBIT 99.1

July 9, 2007

Holders of Units of

SATURNS Trust No. 2001-7

Moody’s Investors Service

99 Church St.

New York, NY 10007

Standard & Poor’s

55 Water Street

New York, NY 10004-1064

Re: SATURNS 2001-7 (SAFECO Capital Trust I) Trust Wind-Up Event

Ladies and Gentlemen:

Reference is hereby made to the Trust Agreement dated December 12, 2001 (the “Trust Agreement”), between MS Structured Asset Corp., as Depositor and LaSalle Bank National Association, as trustee (the “Trustee”). Capitalized terms used and not defined herein have the respective meanings given to them in the Trust Agreement. This notice is delivered pursuant to Section 9.03 of the Standard Terms.

On June 8, 2007, the Trustee received notice that SAFECO Capital Trust I will fully redeem the Securities, including those held by the Trust (the “Redemption”). On July 5, 2007, the Swap Counterparty for the Trust notified the Trust that its call options representing its right to call all of the Securities held by the Trust had been deemed exercised under the terms of the Swap Agreement. This constitutes a Trust Wind-Up Event under Section 9.01(j) of the Trust Agreement. Holders should surrender their Units to the Trustee, or deliver security or indemnity acceptable to the Trustee, for their respective pro rata distributions of Trust Property pursuant to Section 9.03 of the Trust Agreement. The Trust Property will consist of the cash proceeds of the Redemption received by the Trust, less any amounts due the Swap Counterparty due to the (deemed) exercise of the options under the Swap Agreement.

Beneficial owners of the Units will receive distributions through the facilities of The Depository Trust Company (“DTC”) and the intermediaries through which they hold their Units. DTC will present its Units to the Trustee in accordance with the procedures specified by DTC and the Trustee. Beneficial owners of Units should inquire with the intermediary holding their Units as to procedures for presentation and final payment and should provide instructions in writing with respect to the final distribution to their intermediary.

It is expected that the final distribution on the Units will be made on July 16, 2007.

Sincerely,

LASALLE BANK NATIONAL ASSOCIATION, as Trustee for SATURNS Trust No. 2001-7

By:   /s/ Deanna Murphy
  Name:  Deanna Murphy
  Title:    Trust Officer